Exhibit 10.9

SL GREEN REALTY CORP.
AMENDED & RESTATED NON-EMPLOYEE DIRECTORS’ DEFERRAL PROGRAM
SL Green Realty Corp., a corporation organized under the laws of the State of Maryland, maintains the Stock Option Plan. Among the forms of compensation contemplated by the Stock Option Plan are awards to Directors. The Company wishes to align further the interests of Directors and stockholders and generally increase the effectiveness of its compensation structure for Directors, by implementing the Program. In furtherance thereof, and by the authority to make grants under the Stock Option Plan, the Program is adopted to implement certain such grants, and to govern the manner in which the Shares underlying such grants shall be delivered, as set forth herein. In addition, the Program provides for other deferrals of certain directors’ fees in accordance with the terms hereof.
1.Definitions.
Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Option Plan. In addition, whenever used herein, the following terms shall have the meanings set forth below except as the context requires otherwise:
“Account” means a deferred compensation account established for a Participant in accordance with Section 5.2(d).
“Change of Control” shall have the same meaning as Change in Control under the Stock Option Plan.
“Measurement Fund” shall mean any open-ended mutual fund selected by a Participant in which a Participant’s Account may be deemed invested for the purpose of crediting or debiting additional amounts to a Participant’s Account pursuant to Section 5.2(f) of the Program. Notwithstanding the foregoing, the Company reserves the right in its reasonable judgment to reject a Participant’s selection of any such open-ended mutual fund, in which case the Company will promptly provide notice to the Participant and the Participant may select an alternative open-ended mutual fund. None of the Company, the Board or the Committee nor any employee, officer, or director thereof, undertakes as part of the Program (or in its operation) any obligation to any Participant (or any other person) to review the prudence or suitability of any Measurement Fund selected by a Participant; nor shall any of them have any liability to any Participant (or any other person) regarding any claim relating to adjustments to the Account based on investment experience or any claim relating to the selection of any Measurement Fund.
“Participant” means a Director of the Company who is credited hereunder with one or more Phantom Shares or who has otherwise deferred receipt of fees hereunder as permitted by the Board.
“Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act.
“Program” means the Company’s Amended & Restated Non-Employee Directors’ Deferral Program, as set forth herein and as the same may from time to time be amended.
“Regular Distribution Date” means the date determined under Section 8.
“Stock Option Plan” means the SL Green Realty Corp. Amended and Restated 2005 Stock Option and Incentive Plan, as amended from time to time.

“Valuation Date” means the last day of each calendar month and such additional dates as the Board may designate.
2.    Grants Under the Stock Option Plan; Administration of Program.
The Shares underlying Phantom Shares hereunder, including under Sections 5.2(c), 6.1 and 7(b) hereof, shall constitute grants of Shares under and governed by the Stock Option Plan to Directors, and the rules of the Program relating to Phantom Shares shall constitute rules for purposes of the Program governing the manner in which such Shares shall be delivered. Thus, the Phantom Shares shall be subject in all respects to the provisions of the Stock Option Plan, including without limitation as to interpretation, beneficiary designation, exculpation (and indemnification) and all other matters of administration, and the provisions of the Stock Option Plan are hereby incorporated by reference as if set forth herein. Further, the cash payments under the Program not relating to Phantom Shares shall also be governed by the same rules as are established under the Stock Option Plan as to interpretation, beneficiary designation, exculpation (and indemnification) and all other matters of administration.
3.    Effective Date of Program; Termination of the Program.
The purpose of the Program is to establish a plan of non-qualified deferred compensation that meets the requirements of Section 409A of the Code. Until such time as the Program is amended or terminated, the terms of the Program shall govern all Director deferral elections currently in place as of the date hereof (including any deferral made under a predecessor program) or made hereunder in the future. The Program was approved by the Board on December 12, 2007. The Program shall terminate on, and no Phantom Shares shall be granted or other deferrals made hereunder on or after, June 2, 2026 (and, in the case of Phantom Shares, the date of termination or expiration of the Stock Option Plan, if earlier).
4.    Eligibility.
Except as otherwise determined by the Board, each individual who is a Director of the Company shall be eligible to participate in the Program.
5.    Cash Fees.
5.1    Types of Fees.
In consideration of each Director’s service as a member of the Board, each Director may be eligible from time to time, under the Company’s director compensation arrangements, to receive as compensation (i) periodic retainer fees, a portion of which is payable in cash or Shares, as elected by the Participant (a “Cash Retainer”), and a portion of which is payable in Shares (an “Equity Retainer”); (ii) in the case of the chairman of each of the committees of the Board, additional periodic retainer fees (“Chairmen’s Retainers”); (iii) a fee per Board meeting attended, to be paid following each meeting (a “Meeting Fee”); and (iv) a fee per committee meeting attended, to be paid following each meeting (a “Committee Meeting Fee”). These amounts are subject to deferral under the Program, as set forth herein.
5.2    Election to Defer Cash Fees.
(a)    The Participant may elect that up to 100% (in increments of 1%) of the Participant’s Cash Retainer, Chairmen’s Retainer, Meeting Fee and Committee Meeting Fee (collectively, the “Cash Fees”) shall be payable as compensation deferred under the Program. With respect to a Participant’s election to defer all or a portion of the Cash Fees for a calendar year, such election shall be made prior to December 1st of the year preceding such calendar year, except that in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 4, with respect to Cash Fees otherwise payable in the calendar year of the election, for services performed after the effective date of such election. All deferrals under this Section 5.2 shall be fully vested; provided that, before or concurrently with any deferral, and in the event that there are vesting conditions applicable in respect of the underlying Cash Fees, the Board may provide for vesting conditions to be applicable in respect of the corresponding deferral.
(b)    The election described in Section 5.2(a) shall be made in writing substantially in such form as the Board may prescribe from time to time, within the times specified herein. With respect to a Participant’s election to defer all or a portion of the annual retainer, such election shall be irrevocable as of the first day of the applicable annual period. Except as set forth above in this Section 5.2(b), elections described in Section 5.2(a) shall continue in effect from period to period and from meeting to meeting, as applicable.
(c)    Cash Fees deferred under this Section 5.2 of the Program shall not be paid currently but rather shall be credited to such Participant in the form of (x) Phantom Shares, (y) Cash Credits (as defined in Section 5.2(e)) or (z) Measurement Fund Credits (as defined in Section 5.2(f)), as elected by the Participant at the time an election is made under Section 5.2(a). Unless otherwise determined by the Board, if no such election among these options is made by a Participant, Cash Fees deferred by a Participant will be credited to such Participant in the form of Phantom Shares.
(d)    Unless otherwise determined by the Board, the number of Phantom Shares to be credited with respect to Cash Fees deferred pursuant to Section 5.2(a) above shall be equal to (i) the amount of Cash Fees to be paid divided by (ii) the Fair Market Value of a Share on the date such Cash Fees otherwise would have been paid.
(e)    A Participant may elect, prior to earning a Cash Fee, to defer such a Cash Fee in the form of a credit to the Participant’s Account, to be adjusted for accruals of any earnings and losses over time as set forth below (“Cash Credits”), rather than in the form of Phantom Shares. Upon such an election, the amount of the deferred fee shall not be paid currently but rather shall be credited to the Participant’s Account in the form of Cash Credits. Such Cash Credits shall be made when Cash Fees would otherwise have been paid to the Participant but for an election pursuant to Section 5.2(a). A separate subaccount under each Participant’s Account may in the discretion of the Board be established to record each year’s deferrals, and the credits and deductions with respect thereto. With respect to Cash Credits under this Section 5.2(e), earnings and losses shall accrue on the balance in the applicable Participant’s Account at the rate or rates specified in advance of the effective time of the applicability of such rate or rates, and from time to time, by the Board. As determined by the Board, such rate or rates may be a fixed rate, and may be established by reference to an index or indices, or may be a return on one or more specific investments or on a specific investment fund or funds. If the Board does not select a rate, the rate shall be equal to the 30-day LIBOR rate in effect at the beginning of a month plus 2%. Earnings and losses shall be credited or debited to Participants’ Accounts as of the end of each calendar month and, with respect to any particular Participant’s Account, shall continue to be credited or debited thereto until all amounts are distributed or reallocated to Phantom Shares of Measurement Fund Credits (as defined herein) pursuant to Section 5.2(g) with respect to the Participant’s Account in accordance with the Program.
(f)    A Participant may elect, prior to earning a Cash Fee, to defer such a Cash Fee in the form of a credit to the Participant’s Account, to be adjusted for accruals of any earnings and losses over time with respect to the performance of one or more Measurement Funds selected by the Participant (“Measurement Fund Credits”), rather than in the form of Phantom Shares. In connection with such election, the Participant shall specify the percentage or amount of his or her deferral to be allocated to each Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of the Participant’s deferred Cash Fee). Upon such an election, the amount of the deferred fee shall not be paid currently but rather shall be credited to the Participant’s Account in the form of Measurement Fund Credits. Such Measurement Fund Credits shall be made when Cash Fees would otherwise have been paid to the Participant but for an election pursuant to Section 5.2(a). A separate subaccount under each Participant’s Account may in the discretion of the Board be established to record each year’s deferrals, and the credits and deductions with respect thereto based on the performance of the Measurement Funds selected by the Participant. With respect to Measurement Fund Credits under this Section 5.2(f), earnings and losses shall accrue on the balance in the applicable Participant’s Account as if such amounts were invested in the applicable Measurement Funds and based on the allocation among Measurement Funds selected by the Participant. Earnings and losses shall be credited or debited to Participants’ Accounts as of the end of each calendar month and, with respect to any particular Participant’s Account, shall continue to be credited or debited thereto until all amounts are distributed or reallocated to Phantom Shares or Cash Credits pursuant to Section 5.2(g) with respect to the Participant’s Account in accordance with the Program.
(g)    A Participant may elect, one time during each calendar quarter, to convert his or her Account (including any portion thereof that represents the deferral of any portion of the Equity Retainer in the form of Phantom Shares pursuant to Section 6, below) as of March 1, June 1, September 1 and December 1 (or such other date or dates as the Board shall determine) (each such date, a “Transfer Date”) from a previously selected option (i.e., Phantom Shares, Cash Credits or Measurement Fund Credits), in whole or in part (but, in the case of Phantom Shares, only in whole Phantom Shares) to another form, with credits and liquidation of Phantom Shares to be effected based on the Phantom Share Value as of the applicable Transfer Date (or if there are no market quotations for such Transfer Date, the last date preceding such date for which there are market quotations), and credits and liquidation of Cash Credits and Measurement Fund Credits to be effected based on applicable Account values as of such Transfer Date (or if there are no market quotations for a Measurement Fund for such Transfer Date, the last date preceding such date for which there are market quotations for the applicable Measurement Fund(s)). Notwithstanding the foregoing, a Participant who has elected to convert his account (or any portion thereof) from Cash Credits or Measurement Fund Credits to Phantom Shares may not convert his or her account (or any portion thereof) out of Phantom Shares within six months of the initial conversion, and a Participant who has elected to convert his or her account (or any portion thereof) from Phantom Shares into Cash Credits or Measurement Fund Credits may not convert his or her account into Phantom Shares within six months of the initial conversion. Further, any transfer into or from Phantom Shares shall be subject to all insider trading rules and policies of the Company. In addition, to the extent that a Participant has elected Measurement Fund Credits, the Participant may elect to change the applicable Measurement Fund(s) and/or the proportional allocation of the Participant’s deemed investment in such Measurement Funds on a quarterly basis by providing written notice to the Company at least five (5) business days (or such shorter period as the Company may permit) prior to a Transfer Date. Such changes shall be deemed effective as of the applicable Transfer Date, or the first business day thereafter (or such other date or dates as the Company may permit) after such written notice is provided.
(h)    In the event of an actual or expected Change of Control, the Company will send a notice of such actual or expected Change of Control to each Participant who has not elected to receive all of such Participant’s distributions hereunder upon a Change of Control, and will use commercially reasonable efforts to deliver such notice at least 20 calendar days prior to a Change of Control. Upon receipt of such notice, each such Participant may elect to convert Phantom Shares to Cash Credits or Measurement Fund Credits in whole or in part (but, in the case of Phantom Shares, only in whole Phantom Shares) as of the later of (i) the occurrence of the Change of Control, (ii) the 15th calendar day after the delivery of such notice or (iii) such other date as is established by the Board, with credits and liquidation of Phantom Shares to be effected based on the Phantom Share Value as of such date.

(i)    The establishment and maintenance of, and credits to and deductions from, the Participant’s Account shall be mere bookkeeping entries, and shall not vest in the Participant or his beneficiary any right, title or interest in or to any specific assets of the Company or of any Measurement Fund. A separate subaccount under each Participant’s Account shall be established to record each year’s deferrals, and the credits and deductions with respect thereto.
6.    Phantom Shares.
6.1    Credits of Phantom Shares.
Each Director may elect to receive a credit of Phantom Shares in respect of each portion of an Equity Retainer that would be payable on any particular date without regard to the Program. With respect to a Participant’s election to defer an Equity Retainer for a calendar year, such election shall be made prior to December 1st of the year preceding such calendar year, except that in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 4, with respect to the Equity Retainer otherwise payable in the calendar year of the election, for services performed after the effective date of such election.
6.2    Vesting.
Phantom Shares deferred under Section 6.1 shall be fully vested; provided that, before or concurrently with any grant under Section 6.1, the Board may provide (consistently with such vesting conditions as may be applicable in respect of the underlying Cash Fee or Equity Retainer, as applicable) for different vesting conditions to be applicable to such grant.
7.    Dividend Equivalent Rights.
(a)    Except as may otherwise be provided by the Board at or before the time the applicable Phantom Share is credited, Directors will receive a dividend equivalent right in respect of any credited Phantom Shares (whether from deferred Cash Fees or from the Equity Retainer), which right consists of the right to receive a cash payment in an amount equal to the regular cash dividend distributions paid on a Share from time to time. Except as provided in Section 7(b), or as may otherwise be provided by the Board at or before the time the applicable Phantom Share is paid, payment in respect of a dividend equivalent right shall be made at the same time as dividends are paid on the Common Stock.
(b)    Instead of the form of payment as contemplated by Section 7(a) above, except as may otherwise be provided by the Board, a Participant may elect to have Phantom Shares credited, or credits to the Participant’s Account made, in respect of the dividend equivalent rights referred to in Section 7(a). Unless otherwise determined by the Board, the number of Phantom Shares (if any) to be credited with respect to a dividend equivalent right shall be equal to (i) the amount of the payment in respect of the dividend equivalent right otherwise to be made divided by (ii) the Fair Market Value of a Share on the date the corresponding dividend distribution is made to stockholders of the Company; provided that such Phantom Share shall vest at such time as the underlying Phantom Share vests. In the case of a credit to the Account, the amount of the credit shall be equal to the amount of the applicable cash dividend (such credit to be made on the date the corresponding dividend distribution is made to stockholders of the Company); provided that the portion of the Account relating to such credit, as adjusted for earnings and losses, shall vest at such time as the underlying Phantom Share vests.
(c)    Notwithstanding any other provision hereof to the contrary: (i) a Participant may only elect to receive payments in respect of a dividend equivalent right at the same time as dividends are paid on

Common Stock, if the Participant has elected that Phantom Shares or the Participant's Account be settled on the Regular Distribution Date and (ii) if a Participants elects to defer the receipt of payments received in respect of a dividend equivalent right as provided in Section 7(b), payment with respect to such deferred amounts shall be settled at the same time as any Phantom Shares or the Participant’s Account (which, for the avoidance of doubt, may be on the Regular Distribution Date or thereafter). If a Participant has elected to receive payments in respect of dividend equivalent rights as provided under clause (i) above, a Participant may amend their distribution election pursuant to Section 8(d) only with respect to the deferral of Cash Fees or the Equity Retainer; provided, however, that in no event shall payments made in respect of dividend equivalent rights be made following the Regular Distribution Date.
8.    Settlement and Withdrawal.
(a)    Distributions with respect to (i) vested Phantom Shares will be settled by the transfer of Common Stock to the Participant, or, solely in cash or in a combination of cash and Common Stock in the discretion of the Board, with an aggregate amount of any cash and the Fair Market Value of any such Common Stock to equal the aggregate Phantom Share Value of such Phantom Shares on the date of such distribution; and (ii) Cash Credits and Measurement Fund Credits in a Participant’s Account will be settled by a cash payment to the Participant, in an amount equal to the value of such credits in the Participant’s Account as of the Valuation Date coincident with or immediately prior to the date of such distribution. Unless otherwise elected, as provided below, such distributions shall be made as soon as practicable after the Regular Distribution Date by the transfer of Common Stock, cash or both, as applicable, to the Participant.
(b)    The Regular Distribution Date with respect to a Participant is the earlier of (i) the January 1 coincident with or next following the earlier of (A) the Director’s ceasing to be a Director, and (B) the Director’s death, and (ii) a Change of Control (the “Regular Distribution Date”).
(c)    A Director will be permitted, prior to the beginning of the applicable annual period, to elect to receive distributions at times other than the Regular Distribution Date. Except as provided in Section 7(c), each such election will apply to all Phantom Shares and credits to a Participant’s Account after the election is made, unless the Director specifically elects otherwise.
(d)    After a Phantom Share is awarded or cash fees are deferred to a Participant’s Account, the Director will have a one-time right to make a new distribution election with respect thereto. The new election will not take effect until at least 12 months after the date on which the election is made. Except as provided in Section 7(c), each such new election will apply to all vested Phantom Shares and credits to the deferral Account (other than distributions that do not satisfy the timing requirements of the foregoing sentence), unless the Director specifically elects otherwise. Except in the case of the Director’s death or an Unforeseeable Emergency, the time at which distributions commence must be at least five years from the date such payment would otherwise have been paid.
(e)    All distributions in respect of Phantom Shares and Participant Accounts will be made no later than 45 days after the amounts become eligible for settlement as provided in this Section 8; provided, however, that, in lieu of providing a single delivery of Common Stock or a single sum of cash, a Director may elect to have the aggregate amounts paid in substantially equal annual installments over a period not to exceed 10 years. (The amount of each installment shall be determined without regard to the possibility of earnings and losses subsequent to such installment.) Any such election must be made (and may be changed only) within the time frame for making distribution elections as described in Section 8(c) or (d), as applicable. A Director may elect to be paid out on an installment basis with respect to all Regular Distribution Dates, or only with respect to a Regular Distribution Date resulting from the Director’s ceasing to be a Director, the Director’s death or a Change of Control.

(f)    Notwithstanding the foregoing provisions of this Section 8, a Participant may receive any amounts deferred by the Participant in the event of an “Unforeseeable Emergency.” For these purposes, an “Unforeseeable Emergency,” as determined by the Board in its sole discretion, is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or “dependent,” as defined in Section 152(a) of the Code, of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise,

(ii)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)	by future cessation of the making of additional deferrals.
Without limitation, the need to send a Participant’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.
(g)    Notwithstanding the foregoing provisions of this Section 8, in the event of a Change of Control, the Regular Distribution Date shall be the date of such Change of Control and all amounts due with respect to Phantom Shares and Accounts to a Participant hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change of Control, unless the Board permits such Participant to elect otherwise and the Participant so elects in accordance with procedures established by the Board.
9.    Amendment and Modification.
(a)    The Board may amend the Program as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to deferred cash fees or equity awards previously credited unless such amendments are required in order to comply with applicable laws; provided that the Board may not make any amendment to the Program that would, if such amendment were not approved by the holders of the Common Stock, cause the Program to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.
(b)    The Board may make such changes to the Program as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to deferred or phantom equity units.
(c)    The authority under Section 14 of the Stock Option Plan to adjust for changes in capital structure is hereby expressly applicable to Phantom Shares, and shall permit appropriate adjustments, without limitation, to the number of Phantom Shares credited, Phantom Share Value, dividend equivalent rights and the number and kind of shares to be distributed in respect of Phantom Shares (as applicable).
10.    Assignment and Alienation; No Funding; Etc.
(a)    Rights or benefits with respect to cash fees or equity awards credited to a Participant’s Account under the Program (including any related dividend equivalent rights) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Program; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.
(b)    Phantom Shares and the Accounts are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Program. Each Participant’s right in the Phantom Shares (including any related dividend equivalent rights) and the Accounts is limited to the right to receive payment, if any, as may herein be provided. The Phantom Shares do not constitute Common Stock and any other credits to a Participant’s Account hereunder shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Program to be deemed to be funded for tax purposes. Notwithstanding anything to the contrary contained in the Program, the right of any Participant to receive payments by virtue of participation in the Program shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Program, and no action taken pursuant to the provisions of the Program (including without limitation Section 4.2(d)), shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Board, on the one hand, and the Participant, the Company or any other person or entity, on the other. Nothing contained in the Program shall be construed to give any Participant any rights with respect to Shares or any ownership interest in the Company. No provision of the Program shall be interpreted to confer upon any Participant any voting, dividend (except as provided in accordance with Section 7) or derivative or other similar rights with respect to any Phantom Share.
11.    Captions.
The use of captions in the Program is for convenience. The captions are not intended to provide substantive rights.
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Approved as of the 13th day of December, 2017, and executed as of the 13th day of December, 2017 by a duly authorized officer of SL Green Realty Corp.

SL GREEN REALTY CORP.:

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President, Chief Legal
Officer and General Counsel

[Signature Page to Amended & Restated Non-Employee Directors' Deferral Program]